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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

         The Board of Directors and Stockholders
AMC Entertainment Holdings, Inc.:

We consent to the use of our report dated June 29, 2012, with repect to the consolidated balance sheets of AMC Entertainment Holdings, Inc (the Company) as of March 29, 2012 and March 31, 2011 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three 52-week periods ended March 29, 2012 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in accounting for the recognition of gift card breakage income.

Our report also refers to a change in the presentation of gift card breakage income.

/s/ KPMG LLP
Kansas City, Missouri July 6, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm